Exhibit 21
Monarch Community Bancorp, Inc. Listing of Subsidiaries

Ownership
Subsidiary	Location	Interest

Monarch Community Bank	Coldwater, MI	Wholly Owned

First Insurance Agency	Coldwater, MI	Wholly Owned